Exhibit 10.4

BLAST ENERGY SERVICES, INC.

$800,000 SECURED PROMISSORY NOTE

$800,000	Houston, Texas	July 15, 2005

BLAST ENERGY SERVICES, INC., a California corporation (hereinafter called the “Company,” which term includes any successor entities), for value received, hereby promises to pay to Berg McAfee Companies, LLC (hereinafter called “Holder”), or his heirs, devisees, or assigns, up to the principal sum of Eight Hundred Thousand and No/100 dollars ($800,000), together with interest on the amount of such principal sum from time to time outstanding, payable in accordance with the terms set forth below. It is the intention of the parties that the principal sums of this Note shall be advanced as defined below. No Advance shall be made under this Note if an Event of Default (as defined below) exists or would exist but for the passage of time. Interest under this Note shall accrue based upon amounts actually advanced.

The obligations of the Company contained in this Note are secured by a Security Agreement between the Company and the Holder dated as of the date hereof, as may be amended or modified (the “Security Agreement”).

ARTICLE I

DEFINITIONS

1.1 Definitions. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of Independent Certified Public Accountants; and (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision.

“Advance” means a disbursement of proceeds of this Note as made by the Holder pursuant to Section 2.1 hereof.

“Base Amount” shall mean a principal amount outstanding under the Note of $800,000.

“Board of Directors” means the board of directors of the Company as elected from time to time or any duly authorized committee of the Board of Directors.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which U.S. banking institutions are authorized or obligated by law or executive order to be closed.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default.

“Event of Default” has the meaning specified in Section 3.1.

“Maturity Date”, when used with respect to this Note, means September 15, 2006 (or such earlier date upon which this Note becomes due and payable under Section 3.2).

“Note” means this $800,000 Promissory Note, as hereafter amended, modified, substituted or replaced.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, other entity, unincorporated organization or government or any agency or political subdivision thereof.

ARTICLE II

ADVANCES AND PAYMENTS

2.1 Advances. The Advance of principal under this Note shall be made on the basis of $150,000 already funded during May 2005; $150,000 funded on July 18, 2005; $100,000 by July 30, 2005, up to $300,000 during August 2005, and up to $100,000 during September, 2005. The proceeds from the Advance made pursuant to this Note shall be used for the construction of an abrasive fluid jet drilling rig (the “Rig”) and for general corporate purposes. The aggregate principal amount of the Note outstanding at any one time shall not exceed $800,000.

2.2 Interest. From the date of this Note through the Maturity Date, interest on the principal amounts outstanding under the Note shall accrue at the rate equal to eight percent (8%) per annum calculated on the basis of a 360-day year from the date of this Note through the Maturity Date.

2.3 Payment of Principal and Interest; Extension. The principal and all accrued interest under this Note shall be due and payable in full on the Maturity Date.

2.4 Prepayments. The Company may prepay this Note, in whole or in part, without penalty or discount, upon five days’ prior written notice given to Holder pursuant to Section 5.5. All payments made under this Note shall be applied first to accrued interest, and the balance, if any, to principal.

2.5 Manner of Payment. Cash payments of principal and interest on this Note will be made by delivery of checks to Holder or wire transfers pursuant to instructions from Holder. If the date upon which the payment of principal and interest is required to be made pursuant to this Note occurs other than on a Business Day, then such payment of principal and interest shall be made on the next occurring Business Day following said payment date and shall include interest through said next occurring Business Day.

2.6 Security. This Note is secured by the collateral defined in the Security Agreement.

ARTICLE III

REMEDIES

3.1 Events of Default. An “Event of Default” occurs if:

(a) the Company defaults in the payment or mandatory prepayment of the principal or interest on this Note when such principal or interest becomes due and payable and such default remains uncured for a period of ten (10) Business Days; or

(b) the Company defaults in the performance of any covenant made by the Company, and such default remains uncured for a period of thirty (30) Business Days in this Note (other than a default in the performance of a covenant specifically addressed elsewhere in this Section 3.1) or the Security Agreement; or

(c) any representation or warranty made by the Company in the Security Agreement, or this Note or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby or hereby, is untrue in any material respect as of the date of making thereof and such default remains uncured for a period of ten (10) Business Days; or

(d) a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company and any such decree or order of relief or any such other decree or order remains unstayed for a period of 30 days from its date of entry; or

(e) the Company commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

(f) the Company (1) merges or consolidates with or into any other Person (unless the Company is the surviving or acquiring party or if the merger or consolidation is to effect a re-domicile of the Company); (2) dissolves or liquidates; or (3) sells all or substantially all of its assets except where such action by the Company would not have a material adverse effect on the financial condition or business of the Company.

3.2 Acceleration of Maturity. This Note and all accrued interest shall automatically become immediately due and payable if an Event of Default described in Sections 3.1(d), 3.1(e) or 3.1(f) occurs and, this Note shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder of the Note may declare the principal and interest on the Note to be due and payable immediately.

ARTICLE IV

COVENANTS

The Company covenants and agrees that, so long as this Note is outstanding:

4.1 Payment of Principal and Accrued Interest. The Company will duly and punctually pay or cause to be paid the principal sum of this Note, together with interest accrued thereon from the date hereof to the date of payment, in accordance with the terms hereof.

4.2 Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or Company existence, rights (charter and statutory) and franchises.

4.3 Taxes; Claims; etc. The Company will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charge will have a material adverse effect on the business of the Company; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

4.4 Maintenance of Existence and Properties. The Company will keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

4.5 Information and Records. The Company shall maintain its books and records in accordance with U.S. generally accepted accounting principles, applied on a consistent basis.

4.6 Notice of Defaults. The Company will promptly notify the Holder in writing of the occurrence of any Event of Default under this Note.

4.7 Compliance with Laws. The Company will promptly comply in all material respects with all laws, ordinances and governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the Company.

4.8	Parties Participation Agreement. Within ten (10) business days after the date hereof, the parties shall enter into a participation agreement, the effect of which will be to provide Holder five percent (5%) of the gross revenues generated from the Rig commencing October 1, 2006 and continuing until September 30, 2016.

4.9	Holders Funding Option. In the event that Maxim Energy TEP substantially cures the default under its June 3rd payment of the Assignment of License Agreement dated March 8, 2005, Holder shall have an option to reduce the principal amount funded under this Note from $800,000 to $600,000 by notifying the Company in writing on or before August 15, 2005. If Holder exercizes said option, then the amount of the revenue participation as defined in 4.8 shall decrease from five per cent (5%) to three and three fourths per cent (3.75%) and the amount of Advances shall be reduced by $100,000 in August and $100,000 in September, 2005 accordingly.

ARTICLE V

MISCELLANEOUS

5.1 Consent to Amendments. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note.

5.2 Benefits of Note; No Impairment of Rights of Holder of Senior Indebtedness. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

5.3 Successors and Assigns. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

5.4 Restrictions on Transfer. Holder shall not transfer this Note except with the prior written consent of the Company, such consent not to be unreasonably withheld. Any lender to which Holder grants a security interest in this Note shall be entitled to exercise all remedies to which it is entitled by contract or by law, including (without limitation) transferring this Note into its own name or into the name of any purchaser at any sale undertaken in connection with enforcement by such lender of its remedies.

5.5 Notice; Address of Parties. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes (i) upon receipt if sent by hand delivery or overnight courier, (ii) upon receipt if sent by facsimile, or (iii) on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company at 14550 Torrey Chase Boulevard, Suite 330, Houston, Texas 77014-1022, Attn: John O’Keefe, or at any other address designated by the Company in writing to Holder; if to Holder: Eric A. McAfee at 10600 N de Anza Blvd Suite 250, Cupertino, CA 95014, or at any other address designated by Holder to the Company in writing.

5.6 Separability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

5.7 Governing Law; Arbitration. This Note shall be governed by, and construed in accordance with, the internal laws of the State of California (without regard to principles of choice of law). All claims arising from or related in any way to this Agreement shall be submitted to and resolved by binding arbitration with the American Arbitration Association (“AAA”) through its office in Santa Clara County, California. Except as to injunctions and other provisional relief, this section on mandatory arbitration applies to any dispute, claim or controversy arising out of or related in any way to this Agreement, including but not limited to its enforceability, validity, or interpretation. The arbitration shall be conducted under rules of the AAA which are incorporated herein unless expressly contradicted by the language of this paragraph. One neutral arbitrator shall be used. The arbitrator shall provide a written decision setting forth his or her essential findings and conclusions on which the award is based and judicial review of the arbitration award shall be allowed to the extent required by any applicable federal, state or local law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. This paragraph shall be governed by the Federal Arbitration Act. Consistent with the expedited nature of arbitration, each party to any arbitration filed under this paragraph will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Additionally, each party shall allow any other party to depose witnesses under that party’s control and shall cooperate with the other party in scheduling depositions. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator. All discovery shall be completed within 90 days following the appointment of the arbitrator, unless the arbitrator finds that there is good cause for extending the discovery period. Without waiving any remedy under this Agreement, either party may seek from any court having jurisdiction injunctive relief or any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitrator’s final determination on the merits. Any provision of this section on mandatory arbitration that is found to be unconscionable shall be severed and this section on mandatory arbitration shall be enforced without the severed provision.

5.8 Usury. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of California and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (hereinafter referred to in this Section 5.8 as “Applicable Law”). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (hereinafter referred to in this Section 5.8 as “Interest”) at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first above written.

BLAST ENERGY SERVICES, INC.

By:	/s/ John O’Keefe 7-19-05
John O’Keefe
Executive V.P., Chief Financial Officer
and Co-Chief Executive Officer